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                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Margo Nursery Farms, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.




Date: February 5, 1998


By: /s/ J. Morton Davis
   -------------------------------
    J. Morton Davis







Date: February 5, 1998
      D.H. Blair Investment Banking Corp.


By:  /s/ J. Morton Davis
   -------------------------------
     J. Morton Davis
     Chairman